Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS SECOND QUARTER 2014 RESULTS

OLDSMAR, Fla. – July 7, 2014 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the second fiscal quarter ended May 31, 2014.

“We believe that the growth in the Company’s processing and storage fees as well as the growth in net income second quarter fiscal 2014 versus second quarter fiscal 2013 demonstrate that the Company is headed in the right direction” stated David Portnoy, Cryo-Cell’s Chairman and Co-CEO. Mr. Portnoy continued, “We will continue to invest the Company’s capital resources in those areas which we believe will generate the highest returns for our shareholders.”

Mark Portnoy, Cryo-Cell’s Co-CEO, added, “Cryo-Cell continues to lead the way in the industry by raising our quality standards and becoming the first private-only cord blood bank in the U.S. to achieve FACT accreditation – the most stringent quality accrediting organization in the field of cellular therapies.

Financial Results

Revenue

Consolidated revenues for the second quarter of fiscal 2014 were approximately $4.9 million compared to approximately $4.9 million for the second quarter of fiscal 2013. The revenues for the second quarter of fiscal 2014 consisted of approximately $4.7 million in processing and storage fee revenue and approximately $169,000 in licensee income compared to approximately $4.5 million in processing and storage fee revenue and approximately $328,000 in licensee income for the second quarter of fiscal 2013. The 48% decrease in licensee income for the three months ended May 31, 2014 compared to the three months ended May 31, 2013 is the result of decreased licensee income from Cryo-Cell de Mexico (“Mexico”) as Mexico paid the remaining balance due under the amendment to the license agreement during the first fiscal quarter 2014. There will be no further licensee income recognized pursuant to that agreement. The remaining licensee income (and all of the licensee income for the three months ended May 31, 2013) consists of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Income

The Company reported net income for the three months ended May 31, 2014 of approximately $216,000, or $0.02 per basic and diluted share, compared to a net loss of approximately ($244,000), or ($0.02) per basic and diluted share for the three months ended May 31, 2013. The increase in net income for the three months ended May 31, 2014 principally resulted from a 1% increase in revenues, and a 7% decrease in selling, general and administrative expenses, partially offset by an 8% increase in cost of sales. The increase in cost of sales is a result of the increase in laboratory costs associated with the processing technology the Company began using during the fourth quarter of fiscal 2013. Included in selling, general and administrative expenses for the three months ended May 31, 2014 is $101,000 in legal fees related to a derivative complaint filed in November 2013, which is excluded from coverage by the Company’s directors and officers insurance policy.

Cash and Cash Equivalents

At May 31, 2014, the company had cash and cash equivalents of $3,403,716. The Company’s cash decreased by approximately $521,000 during the first six months of fiscal 2014, primarily as a result of approximately $1,407,000 used for the stock repurchase plan pursuant to which the Company has repurchased 636,531 shares of the Company’s common stock which was partially offset by cash provided by operations of approximately $362,000 and the release of approximately $764,000 of previously restricted cash in a trust. As of May 31, 2014 the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.